March 15, 2007

Re: Dissolution of Wells Fund VI Limited Partnership

Dear Wells L.P. Investor:

Enclosed is your share of the final liquidating distribution for the Wells Fund VI Limited Partnership (the Fund). You may recall that in February we informed you that the limited partnership would be dissolved, following the sale of the Tanglewood outparcels in Clemmons, N.C. on January 31, 2007. At that time, we had reserved $707,374, including both cash from operations and net sales proceeds, to fund the expenses and obligations of the partnership associated with its final dissolution.

The potential property sale obligations have now expired and the final dissolution expenses have been determined to be $76,374. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. Accordingly, the remaining proceeds of $631,000 are being distributed as the final liquidating distribution for the partnership, in compliance with the partnership agreement. This transaction marks the successful completion of this investment program, bringing it full cycle.

Highlights of Wells Fund VI Limited Partnership

The Fund was originally launched in 1993 and raised $25,000,000. Over the life of the program, we delivered operating cash distributions to the Class A investors of $15,624,390 and passive losses to the Class B investors. The assets in the program were sold, with net sale proceeds allocated to the partnership totaling $24,498,488. The last net sale proceeds distribution of $4,300,000 was made in November 2006.

Passive Loss Considerations for Class B Investors Only

As you may remember, the Class B units in the Fund were primarily designed to receive passive losses during the Fund's operations. Over the course of the Fund's life, Class B investors were allocated passive losses that roughly equaled their total investment, as well as the subsequent income or gain resulting from the sale of the real estate assets.

If you are a Class B unit holder, you may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund has closed, unused passive losses may be available to offset current ordinary income on your 2007 tax return. The availability of unused passive losses is unique to each individual taxpayer based on their actual tax filings over the investment period in the Fund. Therefore, you will need to consult with your tax advisor to determine if you have any unused passive losses, as Wells does not provide any tax advice. Your best source for information on any unused passive losses is your tax advisor. Typically, these unused losses would be reflected on Form 8582 of your personal tax return (Form 8810 for corporations).

We have provided you information on your passive losses (as well as the subsequent income or gain resulting from the sale of the real estate assets) on an annual basis on your Schedule K-1. We hope that this information will be helpful when you prepare your 2007 tax returns, as we want to ensure that you have maximized the benefits to which you are entitled.

(Continued on reverse)

We anticipate mailing you the annual 10-K report in April 2007, including the final audited financials and the liquidation statement per Article 21 of the partnership agreement. However, the final Schedule K-1s will be mailed in the first quarter of 2008.

Should you have any questions about your investment or if we can be of service to you, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for your participation in the Wells Fund VI Limited Partnership program.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

Enclosure

cc: Financial Representative

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.